Exhibit 99.1

Alzamend Neuro Granted Extension by Nasdaq Panel to Regain Compliance with the Minimum Bid Price Continued Listing Requirement

ATLANTA, GA, September 22, 2023 -- Alzamend Neuro, Inc. (Nasdaq: ALZN) (“Alzamend”), a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s disease (“Alzheimer’s”), bipolar disorder (“BD”), major depressive disorder (“MDD”) and post-traumatic stress disorder (“PTSD”), today announced that it received notice from the Nasdaq Hearings Panel (the “Hearings Panel”) of The Nasdaq Stock Market LLC (“Nasdaq”), which granted Alzamend’s request for continued listing on The Nasdaq Capital Market, subject to Alzamend’s satisfaction of the minimum $1.00 bid price requirement by November 15, 2023.

The Hearings Panel granted Alzamend the extension based upon Alzamend’s representations that it would, (i) on or before September 29, 2023 obtain stockholder approval for and effect a reverse stock split at a ratio between 1:2 and 1:20 and (ii) on or before November 1, 2023, effect a reverse stock split, and thereafter maintain a $1.00 closing bid price for a minimum of ten consecutive business days.

“We are pleased that Nasdaq has granted us this extension and intend to take the necessary steps to regain compliance with Nasdaq’s minimum bid price requirement,” said Stephan Jackman, Chief Executive Officer of Alzamend. “Our annual stockholder meeting is set for September 29, 2023, at which time we expect our stockholders will approve a reverse stock split. Presuming stockholder approval, we intend to expeditiously implement the split to maintain our Nasdaq listing.”

On January 30, 2023, Nasdaq notified Alzamend that the bid price of its common stock had closed at less than $1.00 per share over the previous 30 consecutive business days, and as a result, did not comply with Listing Rule 5550(a)(2) (the “Bid Price Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Alzamend was provided 180 calendar days, or until July 31, 2023, to regain compliance with the Bid Price Rule. On August 1, 2023, Alzamend was notified by Nasdaq that it had not regained compliance with the Bid Price Rule and was not eligible for a second 180 day compliance period because Alzamend does not comply with Nasdaq’s $5 million minimum stockholders’ equity initial listing requirement and Nasdaq had determined to delist Alzamend’s shares from The Nasdaq Capital Market. Alzamend submitted an appeal of the delisting determination, and pursuant to an expedited review process, whereby Alzamend submitted responses to a written questionnaire regarding its compliance plan, the Hearings Panel, based on the information provided, granted Alzamend’s request for an exception through November 15, 2023 to regain compliance with the continued listing requirements.

Notwithstanding the foregoing, there can be no assurance that Alzamend will be able to meet these deadlines or ultimately regain compliance with all applicable requirements for continued listing.

About Alzamend Neuro

Alzamend Neuro is a clinical-stage biopharmaceutical company focused on developing novel products for the treatment of Alzheimer’s, BD, MDD and PTSD. Our mission is to rapidly develop and market safe and effective treatments. Our current pipeline consists of two novel therapeutic drug candidates, AL001 - a patented ionic cocrystal technology delivering lithium via a therapeutic combination of lithium, proline and salicylate, and AL002 - a patented method using a mutant-peptide sensitized cell as a cell-based therapeutic vaccine that seeks to restore the ability of a patient’s immunological system to combat Alzheimer’s. Both of our product candidates are licensed from the University of South Florida Research Foundation, Inc. pursuant to royalty-bearing exclusive worldwide licenses.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and Alzamend undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect Alzamend’s business and financial results are included in Alzamend’s filings with the U.S. Securities and Exchange Commission. All filings are available at www.sec.gov and on Alzamend’s website at www.Alzamend.com.

Contacts:

Email: Info@Alzamend.com or call: 1-844-722-6333